UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2007

H2DIESEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-50214	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Recent Sales of Equity Securities.
On May 9, 2007, H2Diesel Holdings, Inc., a Florida corporation (the “Company”), completed the offering (the “Offering”) of 27,950 shares of the Company’s newly issued Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”) at price of $100.00 per share to persons who qualify as “accredited investors” under the Securities Act of 1933, as amended (the “Securities Act”). The gross process from the offering were $2,795,000. The Preferred Stock is convertible at the election of the holders into shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”), at an initial conversion price of $4.00 per share. Each share of Preferred Stock will accrue cumulative dividends on a quarterly basis at a rate of 8% per annum. All dividends will be paid in shares of Common Stock having a fair market value at the time of issuance equal to the amount of dividends to be paid, provided that to the extent the shares of Common Stock to be issued are not then registered under the registration rights agreement described below, dividends shall cumulate but shall remain unpaid until such time as the shares are registered and issued. The Company may elect to pay any dividends in cash in lieu of issuing shares of Common Stock.

The Preferred Stock shall also participate on an as-converted basis with all dividends paid on the shares of Common Stock. Upon any liquidation of the Company, the holders of the Preferred Stock will be entitled to be paid, prior to the Common Stock or any other securities that by their terms are junior to the Preferred Stock (collectively with the common stock, “Junior Securities”), the original issue price of the Preferred Stock plus all accrued and unpaid dividends (collectively, the “Liquidation Preference”). To the extent the proceeds of liquidation are insufficient to pay such amounts in full, the proceeds available will be allocated pro rata among the shares of Preferred Stock. Any shares of Preferred Stock outstanding on the third anniversary of the Offering shall automatically convert into a number of shares of Common Stock determined by dividing the Liquidation Preference by the Conversion Price of the Preferred Stock then in effect.

Each investor in the Offering will also receive a warrant (the “Warrants” and together with the Preferred Stock, the “Securities”) exercisable for a number of shares of Common Stock equal to 50% of the number of shares of Common Stock into which the Preferred Stock purchased by such investor is initially convertible. The initial Exercise Price of the Warrants is $6.00 per share. At any time following the first anniversary of the Closing Date and provided that the shares of Common Stock issuable upon exercise of the Warrants are not then registered for resale pursuant to an effective registration statement under the Securities Act, the Warrants may also be exercised by means of a “cashless exercise.”

The Offering was exempt from registration under the Securities Act of 1933, in accordance with Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The sale of Securities was made pursuant to a Subscription Agreement dated as of May 9, 2007, by and among the Company and each of the investors in the Offering. Under the Subscription Agreement, each investor has the option until the 30th day following the Closing of the Offering, to purchase a number of additional Securities up to each investor’s initial subscription, on the same terms as those for the Offering (the “Option”).

In connection with the Offering, the Company agreed to register the resale of the shares of Common Stock issuable (i) upon conversion of the Preferred Stock, (ii) as dividends on the Preferred Stock, and (iii) upon exercise of the Warrants (collectively, the “Registrable Shares”), all in accordance with a Registration Rights Agreement dated May 9, 2007 among the Company and each of the investors in the Offering (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to file the “resale” registration statement with the SEC covering such shares on or before the 60th day following the closing of the Offering. We are obligated to maintain the effectiveness of the “resale” registration statement from the effective date through and until 13 months after the date of closing of the Offering, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations. We agreed to use our best efforts to have the “resale” registration statement declared effective by the SEC as soon as possible after the initial filing, but by no later than 210 days after the closing of the Offering. We may be required to issue additional shares of Company Common Stock to purchasers in the Offering, in an amount not to exceed 6.0% of the Registrable Shares if we fail to meet certain registration rights obligations.

In connection with the Offering, Empire Financial Group received a cash commission of $204,500, which represents 10% of the consideration paid by investors introduced by it in connection with the Offering, and also will receive a warrant exercisable for 34,083 shares of Common Stock. The number of shares of common stock issuable upon exercise of the warrant will be proportionately increased to reflect any exercises of the Option. The warrant is otherwise on terms substantially similar to the terms of the Warrants issued in the Offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 9, 2007, the Company filed with the Secretary of State of the State of Florida an amendment to its Articles of Incorporation which set forth the number, designation, relative rights, preferences and limitations of the Preferred Stock. A copy of the Articles of Amendment to the Articles of Incorporation of the Company is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Articles of Amendment to Articles of Incorporation dated May 9, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2007	H2DIESEL HOLDINGS, INC.

/s/ David A. Gillespie Name: David A. Gillespie Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description

3.1	Articles of Amendment to Articles of Incorporation dated May 9, 2007.